Exhibit 4.1

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, entered into as of July 1, 2006, amends and restates in its entirety the Amended and Restated Shareholders’ Agreement made as of the 1st day of August, 2004 (“Shareholders’ Agreement”), by and among Richard Berman (“Richard”), Steven Berman (“Steven”), Jordan Berman (“Jordan”), Marc Berman (“Marc”), Fred Berman (“Fred”), Deanna Berman (“Deanna”) and all of the shareholders set forth on Exhibit A attached hereto (the “Additional Shareholders”), all of whom are shareholders of Dorman Products, Inc. (formerly R&B, Inc.), a Pennsylvania corporation (the “Company”) (Richard, Steven, Jordan, Marc, Fred, Deanna and the Additional Shareholders are sometimes hereinafter collectively referred to as the “Shareholders” or individually referred to as “Shareholder”).

BACKGROUND

A.           As of the date of this Agreement, the Shareholders each own that certain amount of shares of the Company’s common stock as set forth in the books and records of the Company (these shares now owned, together with any other shares of the Company’s capital stock which hereafter may be issued to or acquired by the Shareholders, are collectively referred to in this Agreement as the “Shares”).

B.            The Shareholders desire for the Shareholders’ Agreement to be terminated, and to be replaced in its entirety by this Amended and Restated Shareholders’ Agreement.

C.            The Shareholders desire to make certain provisions relating to the rights of the Shareholders to dispose of their Shares.

NOW, THEREFORE, incorporating the foregoing herein, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.             Restrictions on Transfer and Issuance.

(a)           Except as set forth in Section 1(b), Section 1(c), Section 1(d),  Section 1(e), and Section 1(f) herein, no Shareholder shall sell, assign, transfer, give, bequeath or donate (other than gifts, bequests or donations by a Shareholder which do not, in the aggregate, exceed 5% of the Shares owned by that Shareholder on the date of this Agreement) or otherwise dispose of, or pledge, deposit or otherwise encumber, in any way or manner whatsoever, whether voluntary or involuntary, any of the Shares now or hereafter owned (of record or beneficially) by him or her except in accordance with the terms and conditions of this Agreement.

(b)           Notwithstanding anything herein to the contrary, the Shareholders may each transfer their respective Shares, in whole or in part, and in all cases as they shall determine in their sole discretion, to (i) their lineal descendants (including, but not limited to, their children and their children’s children (including but not limited to their children’s adopted children) (collectively, “Lineal Descendants”); (ii) the spouses or partners of their Lineal Descendants; and/or (iii) a trust for the benefit of themselves, a Lineal Descendant and/or the spouse or partner of a Lineal Descendant.

(c)           Notwithstanding anything herein to the contrary, Jordan and/or Deanna, individually or together, may sell up to 300,000 Shares in the aggregate to third parties, without the prior consent of the Shareholders, provided (1) such 300,000 Shares in the aggregate are sold over a period of eighteen months or longer, and (2) no more than 50,000 Shares are sold in any three month period.

(d)           Notwithstanding anything herein to the contrary, Jordan and/or Deanna, individually or together, may transfer Shares, as they shall determine in their sole discretion, to a Family Foundation (of which the initial trustees shall be Jordan, Deanna, Richard, Steven, Marc and Fred).

(e)           Notwithstanding anything herein to the contrary, Jordan and/or Deanna, individually or together, may pledge to a third party, in the aggregate, an amount not to exceed 175,000 Shares as security and collateral in connection with financings and/or guarantees on behalf of Lineal Descendants, the spouses or partners of their Lineal Descendants, and/or trust for the benefit of a Lineal Descendant and/or the spouse or partner of a Lineal Descendant.

(f)           Any and all Shares transferred by a Shareholder in accordance with, and pursuant to, Section 1(b) herein, shall not then be transferred or sold by the transferee, (except in accordance with, and pursuant to, Section 1(b) herein), for three years (the “Restriction Period”) from the date of such transfer (the foregoing shall hereafter be referred to as the “Substantial Transfer Restrictions”).  Without limiting the foregoing, and for the avoidance of doubt, the parties to this Agreement acknowledge and agree that the Shares owned by the Additional Shareholders, as of the date hereof, as well as certain of the Shares owned by Richard, Steven, Fred and Marc (relating to Shares transferred to them by Jordan and/or Deanna as of the date hereof) are subject to the Substantial Transfer Restrictions for the Restriction Period.  Furthermore, the Shares subject to the Substantial Transfer Restrictions shall not be sold pursuant to Section 2 herein until after the Restriction Period has lapsed.

2.             Shareholder’s Limited Right to Dispose of Shares During His Lifetime.

(a)           If any Shareholder during his lifetime proposes to sell all or any of his Shares, then that Shareholder (the “Selling Shareholder”) shall first provide written notice (the “Notice”) to the other Shareholders setting forth the number of Shares which the Selling Shareholder proposes to sell (the “Offered Shares”).

(b)           The Notice shall be deemed to be the Selling Shareholder’s offer to sell any and all of his Offered Shares to the other Shareholders (“Offeree Shareholders”) at the price set forth in subparagraph 4(a) of this Agreement and upon the terms set forth in subparagraph 4(b) of this Agreement.  For a period of 30 days after the effective date of the Notice, the Offeree Shareholders shall have options, exercisable by written notice to the Selling Shareholder with a copy to each of the other Offeree Shareholders, to accept the Selling Shareholder’s offer as to the Offered Shares.  Each Offeree Shareholder who exercises this option agrees, by so doing, to purchase all or that portion of the Offered Shares which he specifies in his written notice of exercise.  If the aggregate number of Offered Shares as to which the Offeree Shareholders exercise their options exceeds the total number of Offered Shares, then each Offeree Shareholder who exercised his option shall be entitled to purchase that proportionate part of the Offered Shares which the number of Shares owned by that Offeree Shareholder bears to the total number of Shares owned by all Offeree Shareholders exercising their options under this subparagraph 2(b) (or any other proportionate part as those Offeree Shareholders may agree among themselves).

(c)           Sale to Third Parties.  If, at the end of the 30-day period described in subparagraph 2(b) of this Agreement, options have not been exercised by the Offeree Shareholders to purchase all of the Offered Shares, then the Selling Shareholder will be free for a period of 90 days thereafter to sell those of the Offered Shares which the Offeree Shareholders have not agreed to purchase to any prospective purchasers at any price and upon any terms and conditions.  If all of the Offered Shares are not sold within this 90-day period, then the Selling Shareholder may not sell any of his Shares thereafter without again complying with this Paragraph 2.

(d)           Death of a Shareholder.

(e)           Options of Surviving Shareholders.  Upon the death of a Shareholder, the surviving Shareholders shall have options, exercisable by written notice to the personal representatives of the deceased Shareholder (or, if no personal representative of the deceased Shareholder has been duly qualified at the time of exercise, then to the Company, which will provide the notice to the personal representative first appointed immediately after appointment) within 30 days after the date of the deceased Shareholder’s death, to purchase from the personal representatives of the deceased Shareholder, and the personal representatives of the deceased Shareholder shall sell to each surviving Shareholder who exercises this option, all or that portion of the deceased Shareholder’s Shares which that surviving Shareholder specifies in his written notice of exercise.  If the aggregate number of the deceased Shareholder’s Shares as to which the surviving Shareholders exercise their options exceeds the number of the deceased Shareholder’s Shares, then each surviving Shareholder who exercised his option shall be entitled to purchase that proportionate part of the Shares of the deceased Shareholder which the number of Shares owned by that surviving Shareholder bears to the total number of Shares owned by all surviving Shareholders who have exercised their options under this subparagraph 3(a) (or any other proportionate part as those surviving Shareholders may agree among themselves).  Purchases made under this Paragraph 3 shall be at the price set forth in subparagraph 4(a) of this Agreement and upon the terms set forth in subparagraph 4(c) of this Agreement.

(f)            Sale to Third Parties.  If the surviving Shareholders purchase less than all of the remaining Shares of the deceased Shareholder pursuant to the exercise of the options granted in subparagraph 3(a) of this Agreement, then the personal representatives of the deceased Shareholder shall be free to see all of the deceased Shareholder’s then remaining Shares to any or all of the surviving Shareholders or to third parties, provided that any sales to third parties may only be made (i) in unsolicited broker’s transactions from time to time on any exchange or in the over-the-counter market, if the Shares to be sold in any such transaction may be sold without registration pursuant to the Securities Act of 1933 (the “1933 Act”), or (ii) in an offering of Shares to be sold pursuant to a registration statement under the 1933 Act, in which Shares may only be sold in blocks of not more than 25,000 Shares.

3.             Purchase Price; Terms; Settlement.

(a)           The purchase price (“Purchase Price”) per share for any Share to be sold pursuant to the exercise of an option or options under this Agreement will be determined in the following manner:

(i)           If the total number of votes which may be cast in the election of the Company’s Directors by holders of the Shares to be purchased pursuant to the exercise of options granted under this Agreement is greater than or equal to 5% of the number of votes which may be cast in the election of Directors by those holders of all of the issued and outstanding voting securities of the Company (including all votes which might be cast after conversion by the holders of securities convertible into voting securities) at the time those options first become exercisable who are not Shareholders, or if the class of securities to be sold is neither listed on a national securities exchange at the time of sale nor regularly traded in the over-the-counter market, then the Purchase Price per share shall be the value of the entire block of Shares to be so purchased (taking into account any possible impact of the sale of a block of Shares of that size upon the market for the Company’s securities generally), as determined by a recognized investment banking firm (the expenses of which shall be borne per capita by the seller and the purchasers) selected by the Company, divided by the number of Shares to be so purchased;

(ii)          If the total number of votes which may be cast in the election of the Company’s Directors by holders of the Shares to be purchased pursuant to the exercise of options granted under this Agreement is less than 5% of the number of votes which may be cast in the election of Directors by those holders of all of the issued and outstanding voting securities of the Company (including all votes which might be cast after conversion by the holders of securities convertible into voting securities) at the time those options first become exercisable who are not Shareholders, and if the class of securities to be sold is either listed on a national securities exchange at the time of sale or regularly traded in the over-the-counter market, then the Purchase Price per Share shall be 95% (in order to take into account the absence of transaction costs which would otherwise be incurred in open market transactions) of the average closing market price per share of the class of securities to be so purchased over the 30 days preceding the date on which the options first become exercisable, or over any shorter time within that 30-day period during which the securities have been listed on a national securities exchange or regularly traded in the over-the counter market.

(b)           Settlement for the purchase of Shares by a Shareholder pursuant to the options granted in Paragraph 2 of this Agreement shall be made within 30 days following the effective date of the applicable notice giving rise to the exercisability of the options.  The Purchase Price per Share shall be payable in full at settlement in immediately available funds; provided, however, that if the total price to be paid by any purchaser of Shares exceeds $500,000, then payment for any purchase of those Shares by that Purchaser may be made with not less than $500,000 of the total Purchase Price paid in immediately available funds at settlement, and the balance by the execution and delivery by that purchaser of his promissory note in the form of Exhibit B (attached hereto) in the amount of the balance.

(c)           Settlement for the purchase of Shares by Shareholder pursuant to the options granted in Paragraph 3 of this Agreement shall be made within 60 days following the date of the deceased Shareholder’s death.  The Purchase Price shall be payable in full at settlement in immediately available funds.

(d)           Unless otherwise agreed by all of the purchasers and sellers, all settlements for the purchase and sale of Shares will be held at the principal executive offices of the Company during regular business hours.  The precise date and hour of settlement must be fixed by the purchaser or purchasers (within the time limits allowed by the provisions of this Agreement) by notice in writing to the seller given at least five days in advance of the settlement date specified.  In the event that more than one purchaser is involved in a settlement and the purchasers cannot agree on a precise time of settlement, the precise time of settlement shall be 2:00 p.m. (local time at the principal executive offices of the Company) on the 30th day following the date of exercise of the last option exercised.

(e)           At settlement, the stock certificate or certificates representing the Shares being sold shall be delivered by the seller to the purchaser or purchasers, duly endorsed for transfer or with executed stock powers attached, with signatures guaranteed by a bank or member firm of the New York Stock Exchange, and with any necessary documentary and transfer tax stamps affixed by the seller.

4.             Copy of Agreement to be Kept on File.  The Company will keep on file at its principal executive offices, and will exhibit to any Shareholder or his duly authorized representative at any and all reasonable times, an executed copy of this Agreement and all amendments thereto and a copy of its most recent fiscal year end financial statements.

5.             Stock Certificates to be Marked with Legend.  All certificates representing Shares now outstanding or hereafter issued by the Company to the Shareholders will be marked with the following legend:

“This certificate and the shares represented hereby are held subject to the terms, covenants and conditions of a certain Amended and Restated Shareholders’ Agreement (the “Agreement”), by and among certain of the Company’s shareholders, as it may be amended from time to time, and may not be transferred or disposed of except in accordance with the terms and provisions of the Agreement.  A copy of the Agreement and all amendments thereto is on file and may be inspected at the principal executive offices of the Company.”

The Company will issue replacement stock certificates without the foregoing legend to any Shareholder upon request following termination of this Agreement.

6.             Effective Date; Term of Agreement.

(a)           This Agreement shall become effective immediately upon the Company becoming subject to the periodic reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended, with respect to any class of its capital stock and, unless terminated sooner by unanimous agreement in writing of the then Shareholders, this Agreement will terminate on the earlier of (i): 10 business days after the Company first becomes subject to the periodic reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), by reason of the effectiveness of a registration statement (“Registration Statement”) referred to in Section 15(d) of the 1934 Act, if the sale of the shares offered pursuant to the Registration Statement has not been consummated by that 10th business day; and (ii) the death of the second-to-last of the then Shareholders (but Paragraph 3 of this Agreement will apply to the death of that second-to-last Shareholder).

(b)           Notwithstanding anything to the contrary contained in this Agreement, if all of the Shareholders die within 30 days of each other, then the provisions of this Agreement will not pertain with respect to the deaths of those Shareholders and this Agreement will terminate in all respects effective as of the first of those deaths.  Any and all transfers, payments or other actions made or taken with respect to a sale of Shares made during that 30-day period will be deemed rescinded by the parties or their respective personal representatives.

7.             Rights, Obligations and Remedies.  The rights and obligations under, and the remedies to enforce, this Agreement are joint and several as to the Shareholders with each being completely free to enforce any or all of the rights or obligations under this Agreement against any of the others with or without the concurrence or joinder of any of the others.  The Shares are unique, and recognizing that the remedy at law for any breach or threatened breach by a party hereto of the covenants and agreements set forth in this Agreement would be inadequate and that any such breach or threatened breach would cause immediate and permanent damage which would be irreparable and the exact amount of which would be impossible to ascertain, the parties hereto agree that in the event of any breach or threatened breach of any covenant or agreement set forth in this Agreement, in addition to any and all other legal and equitable remedies which may be available, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damage by reason of any breach or threatened breach hereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice.

8.             Entire Agreement.  This Agreement and the Exhibit hereto contain the entire understanding among the parties hereto with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement, including but not limited to, the Original Shareholders’ Agreement (which such prior agreement is expressly terminated as of the date hereof).

9.             Amendment, Modification and Termination.  This Agreement may be amended, modified or terminated at any time or times by the unanimous agreement in writing of the then Shareholders.  Subject to the provisions of subparagraph 7(b) of this Agreement, no amendment, modification or termination, nor any termination pursuant to Paragraph 7 of this Agreement, shall affect the right of any person or entity to receive, or the obligation of any person or entity to pay, on the terms and conditions of this Agreement, the Purchase Price for Shares sold pursuant to this Agreement prior to that amendment, modification or termination, or the right or obligation of any person or entity to sell or purchase Shares on the terms and conditions of this Agreement, if the event giving rise to that right or obligation to sell or purchase Shares has in fact taken place prior to that amendment, modification or termination.

10.           Miscellaneous.

(a)           Indulgences, Etc.  Any failure or delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement will not operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence.

(b)           Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of that Commonwealth or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c)           Notices.  All notices, requests, demands and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given, made and received only when delivered (personally, by facsimile transmission or by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to the Shareholders and the Company at their respective addresses set forth in the Company’s records.  In addition, notice by mail must be by airmail if posted outside of the continental United States.  Any Shareholder may alter the address to which communications or copies are to be sent by giving notice of any change of address to the Company and to the other Shareholders in conformity with the provisions of this paragraph for the giving of notice.

(d)           Binding Nature of Agreement; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their representative heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement, except for the right to receive payments pursuant to a settlement under Paragraph 4 of this Agreement, without the prior written consent of the other parties hereto.

(e)           Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

(f)            Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g)           Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation.

(h)           Gender, Etc.  Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(i)            Number of Days.  In computing the number of days for purposes of this Agreement, all days will be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day will be deemed to be the next day which is not a Saturday, Sunday or such holiday.

(j)            Exhibit.  The Exhibit attached to this Agreement is hereby incorporated by reference into, and made a part of, this Agreement.

*           *           *           *           *

Intending to be legally bound, the parties hereto have hereby executed and delivered this Agreement as of the date first above written.

Richard Berman

Steven Berman

Deanna Berman

Jordan Berman

Marc Berman

Fred Berman

Richard Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Joshua Berman
(EIN #25-6844141)

Richard Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Matthew Berman
(EIN #25-6844140)

Richard Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Zachary Berman
(EIN #25-6844139)

Richard Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Alexander Berman
(EIN #25-6844138)

Richard Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Nicholas Berman
(EIN #25-6844137)

Richard Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Jenna Rose Berman
(EIN #25-6844136)

Steven Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Nina Berman
(EIN #25-6844135)

Steven Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Lee Berman
(EIN #25-6844134)

Steven Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Holly Berman
(EIN #25-6844133)

Frederick Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Scott Berman
(EIN #25-6844132)

Frederick Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Michael Berman
(EIN #25-6844131)

Frederick Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Blair Berman
(EIN #25-6844130)

Marc Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Daniel Berman
(EIN #25-6844129)

Marc Berman, Trustee u/a/t dated
October 27, 2003 f/b/o Andrew Berman
(EIN #25-6844128

FOR VALUE RECEIVED, and in order to induce the Shareholders to enter into the foregoing Agreement, the Company hereby covenants and agrees that, upon the death of any Shareholder, to the extent that any of that deceased Shareholder’s Shares are not purchased by the surviving Shareholders and may not be sold without registration pursuant to the 1933 Act, the Company will use its best efforts to:

(a)           Prepare and file with the Securities and Exchange Commission (the “Commission”), within 60 days after the request of the personal representatives of the deceased Shareholder, a registration statement (the “Registration Statement”) with respect to all of the deceased Shareholder’s Shares (the “Registrable Shares”), and cause the Registration Statement to become effective;

(b)           Prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (the “Prospectus”) as may be necessary to keep the Registration Statement effective for a period for not less than 120 days;

(c)           Furnish to the personal representatives of the deceased Shareholder that number of copies of the Registration Statement and the Prospectus (including each preliminary Prospectus), each amendment and supplement thereto and any other documents as those personal representatives may reasonably request, in order to facilitate the disposition of the Registrable Shares;

(d)           Register or qualify the Registrable Shares under the securities or blue sky laws of any jurisdictions which the personal representatives of the deceased Shareholder reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable those personal representatives to consummate the disposition in those jurisdictions of the Registrable Shares (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required so to qualify but for this subparagraph (d), (ii) subject itself to taxation in any jurisdiction where it would not be so subject but for this subparagraph (d), or (iii) consent to general service of process in any jurisdiction where it would not be required so to consent but for this subparagraph (d));

(e)           Notify the personal representatives of the deceased Shareholder, at any time when a Prospectus is required to be delivered under the 1933 Act within the period during which the Company is required to keep the Registration Statement effective, of the happening of any event as a result of which the Prospectus contains an untrue statement of a material fact or omits any fact necessary to make a statement not misleading, and if that event occurs within 120 days after the effective date of the Registration Statement, the Company will, at the request of the personal representatives of the deceased Shareholder, prepare a supplement or amendment to the Prospectus so that, as thereafter delivered to purchasers of the Registrable Shares, the Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make a statement not misleading;

(f)            Cause the Registrable Shares to be listed on the securities exchanges on which securities of the same class and series issued by the Company are then listed; and

(g)           Provide a transfer agent and registrar for all of the Registrable Shares not later than the effective date of the Registration Statement.

All of the expenses incident to the Company’s registration of the Registrable Shares will be borne by the estate of the deceased Shareholder.

Dorman Products, Inc.

By:
	Name:	Richard Berman
	Title:	President

Attest:

By:
	Name:	Thomas J. Knoblauch
	Title:	Assistant Secretary

Exhibit A

ADDITIONAL SHAREHOLDERS OF R&B, INC.

1.	Richard Berman, Trustee u/a/t dated October 27, 2003 f/b/o Joshua Berman (EIN #25-6844141)

2.	Richard Berman, Trustee u/a/t dated October 27, 2003 f/b/o Matthew Berman (EIN #25-6844140)

3.	Richard Berman, Trustee u/a/t dated October 27, 2003 f/b/o Zachary Berman (EIN #25-6844139)

4.	Richard Berman, Trustee u/a/t dated October 27, 2003 f/b/o Alexander Berman (EIN #25-6844138)

5.	Richard Berman, Trustee u/a/t dated October 27, 2003 f/b/o Nicholas Berman (EIN #25-6844137)

6.	Richard Berman, Trustee u/a/t dated October 27, 2003 f/b/o Jenna Rose Berman (EIN #25-6844136)

7.	Steven Berman, Trustee u/a/t dated October 27, 2003 f/b/o Nina Berman (EIN #25-6844135)

8.	Steven Berman, Trustee u/a/t dated October 27, 2003 f/b/o Lee Berman (EIN #25-6844134)

9.	Steven Berman, Trustee u/a/t dated October 27, 2003 f/b/o Holly Berman (EIN #25-6844133)

10.	Frederick Berman, Trustee u/a/t dated October 27, 2003 f/b/o Scott Berman (EIN #25-6844132)

11.	Frederick Berman, Trustee u/a/t dated October 27, 2003 f/b/o Michael Berman (EIN #25-6844131)

12.	Frederick Berman, Trustee u/a/t dated October 27, 2003 f/b/o Blair Berman (EIN #25-6844130)

13.	Marc Berman, Trustee u/a/t dated October 27, 2003 f/b/o Daniel Berman (EIN #25-6844129)

14.	Marc Berman, Trustee u/a/t dated October 27, 2003 f/b/o Andrew Berman (EIN #25-6844128

Exhibit B

PROMISSORY NOTE

$___________	___________, 20__

FOR VALUE RECEIVED,                                                                                                                     (“Maker”) promises to pay to                                                                                                                     (“Payee”) the principal sum of $                (the “Principal Sum”), together with interest from the date of this Note on the unpaid balance of the Principal Sum at the “prime rate” per annum as published from time to time in The Wall Street Journal, plus ¼ % per annum, as follows:

1.           Payment.  The Principal Sum shall be payable in                            consecutive, equal monthly installments, without set-off or deduction, commencing on the first day of the first month after the date hereof and on the first day of each month thereafter until the entire Principal Sum has been paid.  Each monthly installment o the Principal Sum shall be accompanied by accrued interest on the unpaid balance of the Principal Sum.

2.           Place of Payment.  The principal and interest shall be payable at                                                                                                     , or at such other place as Payee, from time to time, may designate in writing.

3.           Prepayment.  Maker shall have the right to prepay, without notice and without prepayment penalty or premium, on the first day of any month, the entire unpaid balance of the Principal Sum or any part thereof.  Each prepayment of the Principal Sum or any part thereof shall be accompanied by accrued interest on the amount prepaid to the date of prepayment.  Prepayments applied to installments of principal shall be applied in inverse order of maturity.

4.           Acceleration.  If Maker should fail to pay any installment of the Principal Sum or interest on the date fixed for payment, Payee, at its option and without notice to Maker, may declare due and payable immediately the entire unpaid balance of the Principal Sum and all accrued interest.  From and after the date of default, the applicable rate of interest shall be 18%, but not more than the highest rate allowable by law.

5.           Costs and Expenses.  In addition to all other sums payable under this Note, Maker also agrees to pay to Payee, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Payee in the enforcement of Maker’s obligations under this Note.

6.           Severability.  If any provision of this Note is held to be invalid or unenforceable by court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be construed liberally in favor of Payee in order to effectuate the provisions of this Note.

7.           Governing Law.  This instrument shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

8.           Successors and Assigns.  The provisions of this Note shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, executors or administrators and assigns.

9.           Shareholders’ Agreement.  This Note is the Note referred to in subparagraph 4(b) of that certain Amended and Restated Shareholders’ Agreement by and among Maker, Payee and certain other shareholders of Dorman Products, Inc., a Pennsylvania corporation.

Witness:	Maker